Bioaccelerate Holdings Inc.
712 Fifth Avenue, 19th Floor
New York, NY 10019-4108

F E Hanson Limited
3601 N Fairfax Drive
Arlington, VA, 22201

Thursday, 28 April 2005

Dear Sir,

Please find enclosed a copy of the 8-K we intend to file regarding our change of auditors. If you are in disagreement with any detail therein please advise us.

Yours faithfully,

Linden Boyne
Chief Financial Officer